Exhibit 99.1

70 E. Long Lake Rd.
Bloomfield Hills, MI 48304
www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS FIRST QUARTER 2019 RESULTS

INCREASES ACQUISITION GUIDANCE TO $450 MILLION TO $500 MILLION

Bloomfield Hills, MI, April 22, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended March 31, 2019. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2019 Financial and Operating Highlights:

▪	Invested $144.6 million in 57 retail net lease properties
▪	Completed three development and Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company decreased 10.1% to $0.48
▪	Net Income attributable to the Company increased 11.5% to $18.3 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 4.7% to $0.74
▪	Increased Core FFO 29.8% to $28.6 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 2.7% to $0.72
▪	Increased AFFO 27.3% to $27.7 million
▪	Declared a quarterly dividend of $0.555 per share, a 6.7% year-over-year increase
▪	Raised $59.3 million in gross proceeds from the sale of 886,768 common shares via its at-the-market equity program (“ATM program”)

Financial Results

Net Income

Net Income attributable to the Company for the three months ended March 31, 2019 increased 11.5% to $18.3 million, compared to $16.5 million for the comparable period in 2018. Net Income per share attributable to the Company for the three months ended March 31, 2019 decreased 10.1% to $0.48, compared to $0.53 per share for the comparable period in 2018.

Core Funds from Operations

Core FFO for the three months ended March 31, 2019 increased 29.8% to $28.6 million, compared to Core FFO of $22.0 million for the comparable period in 2018. Core FFO per share for the three months ended March 31, 2019 increased 4.7% to $0.74, compared to Core FFO per share of $0.71 for the comparable period in 2018.

Adjusted Funds from Operations

AFFO for the three months ended March 31, 2019 increased 27.3% to $27.7 million, compared to AFFO of $21.8 million for the comparable period in 2018. AFFO per share for the three months ended March 31, 2019 increased 2.7% to $0.72, compared to AFFO per share of $0.70 for the comparable period in 2018.

Dividend

The Company paid a cash dividend of $0.555 per share on April 12, 2019 to stockholders of record on March 29, 2019, a 6.7% increase over the $0.520 quarterly dividend declared in the first quarter of 2018. The quarterly dividend represents payout ratios of approximately 75% of Core FFO per share and 77% of AFFO per share, respectively.

1

CEO Comments

“We are very pleased with our strong performance to start the year as we continue to efficiently execute on our operating strategy,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “Given our strong year-to-date investment activity and our robust pipeline, we are increasing our full-year acquisition guidance to a range of $450 million to $500 million. While increasing our acquisition guidance, we remain intently focused on further solidifying the highest quality retail net lease portfolio in the country.”

Portfolio Update

As of March 31, 2019, the Company’s portfolio consisted of 694 properties located in 46 states totaling 11.9 million square feet of gross leasable space.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.2 years, and generated approximately 52.4% of annualized base rents from investment grade retail tenants or parent entities thereof.

Ground Lease Portfolio

As of March 31, 2019, the Company’s ground lease portfolio consisted of 54 properties located in 20 states and totaled 1.7 million square feet of gross leasable space. Properties ground leased to tenants accounted for 8.6% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.2 years, and generated approximately 87.9% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the first quarter of 2019, excluding acquisition and closing costs, was approximately $141.0 million and included 48 assets net leased to notable retailers operating in the off-price retail, convenience store, auto parts, tire and auto service, home improvement, health and fitness, grocery, and crafts and novelties sectors. The properties are located in 22 states and leased to tenants operating in 16 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.0% and had a weighted-average remaining lease term of approximately 12.8 years.

The Company’s outlook for acquisition volume for the full-year 2019 is being increased to a range of $450 million to $500 million of high-quality retail net lease properties. The Company’s acquisition guidance, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is being increased from a previous range of $350 million to $400 million.

Dispositions

During the first quarter, the Company sold two properties for gross proceeds of approximately $10.1 million. The dispositions were completed at a weighted-average capitalization rate of 7.1%.

The Company’s disposition guidance for 2019 remains between $25 million to $75 million.

2

Development and Partner Capital Solutions

In the first quarter of 2019, the Company completed three previously announced development and PCS projects including the Company’s first project with Sunbelt Rentals in Maumee, Ohio and the Company’s third and fourth developments with Mister Car Wash in Orlando and Tavares, Florida. The projects had total aggregate costs of approximately $7.8 million.

The Company commenced one new development and PCS project during the first quarter. The project is the Company’s fourth development with Sunbelt Rentals in Carrizo Springs, Texas, and is expected to be completed in the fourth quarter of 2019.

Construction continued during the first quarter on five projects with total anticipated costs of approximately $20.9 million. The projects include the Company’s second and third developments with Sunbelt Rentals in Batavia, Ohio and Georgetown, Kentucky; the Company’s first development with Gerber Collision in Round Lake, Illinois; the Company’s redevelopment of the former Kmart space in Mount Pleasant, Michigan for Hobby Lobby; and the Company’s redevelopment of the former Kmart space in Frankfort, Kentucky for ALDI, Big Lots and Harbor Freight Tools.

For the three months ended March 31, 2019, the Company had nine development or PCS projects completed or under construction. Anticipated total costs are approximately $29.9 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q1 2019	Complete
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q1 2019	Complete
Sunbelt Rentals	Maumee, OH	Build-to-Suit	10 years	Q1 2019	Complete
Sunbelt Rentals	Batavia, OH	Build-to-Suit	10 years	Q2 2019	Under Construction
Sunbelt Rentals	Georgetown, KY	Build-to-Suit	15 years	Q3 2019	Under Construction
Gerber Collision	Round Lake, IL	Build-to-Suit	15 years	Q3 2019	Under Construction
Sunbelt Rentals	Carrizo Springs, TX	Build-to-Suit	10 years	Q4 2019	Under Construction
Hobby Lobby	Mt. Pleasant, MI	Build-to-Suit	15 years	Q4 2019	Under Construction
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q2 2020	Under Construction

3

Leasing Activity and Expirations

During the first quarter, the Company executed new leases, extensions or options on approximately 111,000 square feet of gross leasable area throughout the existing portfolio.

At quarter end, the Company’s 2019 lease maturities represented 0.9% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of March 31, 2019, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2019	5	1,517	0.9%	70	0.6%
2020	19	3,218	1.9%	232	2.0%
2021	26	5,228	3.1%	314	2.6%
2022	23	4,389	2.6%	387	3.3%
2023	39	7,148	4.2%	719	6.1%
2024	38	10,647	6.3%	1,062	8.9%
2025	42	9,908	5.9%	886	7.5%
2026	56	9,350	5.6%	963	8.1%
2027	55	12,094	7.2%	797	6.7%
2028	56	15,545	9.2%	1,187	10.0%
Thereafter	406	89,294	53.1%	5,257	44.2%
Total Portfolio	765	$168,338	100.0%	11,874	100.0%

Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 31, 2019, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is frequently useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

4

Top Tenants

The Company added TBC Corporation to its top tenants in the first quarter of 2019. As of March 31, 2019, AMC is no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2019:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Sherwin-Williams	$10,001	5.9%
Walgreens	7,729	4.6%
Walmart	6,092	3.6%
LA Fitness	5,644	3.4%
TJX Companies	5,496	3.3%
Tractor Supply	4,521	2.7%
Lowe's	4,215	2.5%
Dollar General	3,870	2.3%
O'Reilly Auto Parts	3,731	2.2%
Mister Car Wash	3,669	2.2%
TBC Corporation	3,421	2.0%
CVS	3,397	2.0%
Dave & Buster's	3,052	1.8%
Hobby Lobby	3,012	1.8%
AutoZone	3,010	1.8%
Best Buy	2,979	1.8%
Dollar Tree	2,735	1.6%
Wawa	2,664	1.6%
Burlington	2,572	1.5%
Other(2)	86,528	51.4%
Total Portfolio	$168,338	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended March 31, 2019.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

5

Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of March 31, 2019:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Home Improvement	$17,914	10.6%
Tire and Auto Service	14,850	8.8%
Pharmacy	12,712	7.6%
Grocery Stores	10,728	6.4%
Off-Price Retail	9,958	5.9%
Health and Fitness	8,685	5.2%
Auto Parts	7,966	4.7%
Convenience Stores	7,323	4.3%
Restaurants - Quick Service	6,616	3.9%
General Merchandise	5,924	3.5%
Farm and Rural Supply	5,622	3.3%
Dollar Stores	5,396	3.2%
Crafts and Novelties	5,391	3.2%
Specialty Retail	4,467	2.7%
Home Furnishings	4,364	2.6%
Consumer Electronics	4,335	2.6%
Other(2)	36,087	21.5%
Total Portfolio	$168,338	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes sectors generating less than 2.5% of Annualized Base Rent.

6

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of March 31, 2019:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$15,632	9.3%
Texas	14,202	8.4%
Florida	10,663	6.3%
Ohio	9,418	5.6%
Illinois	9,256	5.5%
New Jersey	8,538	5.1%
Pennsylvania	7,510	4.5%
Georgia	6,761	4.0%
Louisiana	5,774	3.4%
Missouri	5,544	3.3%
North Carolina	4,838	2.9%
Mississippi	4,477	2.7%
Virginia	4,250	2.5%
Other(2)	61,475	36.5%
Total Portfolio	$168,338	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

7

Capital Markets and Balance Sheet

Capital Markets

During the quarter ended March 31, 2019, the Company sold 886,768 shares of common stock through its ATM program at an average price of $66.83, raising gross proceeds of approximately $59.3 million.

In September 2018, the Company completed a follow-on public offering of 3,500,000 shares of common stock in connection with a forward sale agreement. Upon settlement, the offering is anticipated to raise net proceeds of approximately $190.0 million after deducting fees and expenses. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchaser.

Balance Sheet

As of March 31, 2019, the Company’s net debt to recurring EBITDA was 5.0 times and its fixed charge coverage ratio was 4.0 times. The Company’s total debt to enterprise value was 22.5%. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended March 31, 2019, the Company’s fully diluted weighted-average shares outstanding were 38.3 million. The basic weighted-average shares outstanding for the three months ended March 31, 2019 were 37.5 million.

For the three months ended March 31, 2019, the Company’s fully diluted weighted-average shares and units outstanding were 38.7 million. The basic weighted-average shares and units outstanding for the three months ended March 31, 2019 were 37.8 million.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2019, there were 347,619 operating partnership units outstanding and the Company held a 99.1% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, April 23, 2019 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of March 31, 2019, the Company owned and operated a portfolio of 694 properties, located in 46 states and containing approximately 11.9 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Forward-Looking Statements

This press release may contain certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company’s website at www.agreerealty.com.

All information in this press release is as of April 22, 2019. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

9

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

	March 31, 2019	December 31, 2018
Assets:	(Unaudited)
Real Estate Investments:
Land	$588,295	$553,704
Buildings	1,287,700	1,194,985
Accumulated depreciation	(106,670)	(100,312)
Property under development	11,444	12,957
Net real estate investments	1,780,769	1,661,334
Cash and cash equivalents	22,325	53,955
Cash held in escrows	3,024	20
Accounts receivable - tenants	23,695	21,547
Lease intangibles, net of accumulated amortization of $68,985 and $62,543 at March 31, 2019 and December 31, 2018, respectively	289,928	280,153
Other assets, net	30,596	11,180
Total Assets	$2,150,337	$2,028,189

Liabilities:
Mortgage notes payable, net	$60,303	$60,926
Unsecured term loans, net	256,244	256,419
Senior unsecured notes, net	384,117	384,064
Unsecured revolving credit facility	71,000	19,000
Dividends and distributions payable	21,535	21,031
Accounts payable, accrued expenses and other liabilities	39,843	21,045
Lease intangibles, net of accumulated amortization of $16,291 and $15,177 at March 31, 2019 and December 31, 2018, respectively	27,873	27,218
Total Liabilities	$860,915	$789,703

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 38,454,782 and 37,545,790 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	$4	$4
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	1,334,952	1,277,592
Dividends in excess of net income	(45,940)	(42,945)
Accumulated other comprehensive income (loss)	(1,950)	1,424
Equity - Agree Realty Corporation	$1,287,066	$1,236,075
Non-controlling interest	2,356	2,411
Total Equity	$1,289,422	$1,238,486
Total Liabilities and Equity	$2,150,337	$2,028,189

10

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2019	2018
Revenues
Rental income	$42,345	$32,280
Other	3	46
Total Revenues	$42,348	$32,326

Operating Expenses
Real estate taxes	$3,622	$2,377
Property operating expenses	1,739	1,516
Land lease expense	195	163
General and administrative	4,035	2,862
Depreciation and amortization	9,864	7,761
Provision for impairment	416	-
Total Operating Expenses	$19,871	$14,679

Income from Operations	$22,477	$17,647

Other (Expense) Income
Interest expense, net	$(7,558)	$(5,465)
Gain (loss) on sale of assets, net	3,427	4,598
Income tax benefit (expense)	170	(50)
Other (expense) income	-	(94)

Net Income	$18,516	$16,636

Less Net Income Attributable to Non-Controlling Interest	169	185

Net Income Attributable to Agree Realty Corporation	$18,347	$16,451

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.49	$0.53
Diluted	$0.48	$0.53

Other Comprehensive Income
Net Income	$18,516	$16,636
Other Comprehensive Income (Loss) - Change in Fair Value of Interest Rate Swaps	(3,405)	1,920
Total Comprehensive Income	15,111	18,556
Comprehensive Income Attributable to Non-Controlling Interest	(138)	(206)
Comprehensive Income Attributable to Agree Realty Corporation	$14,973	$18,350

Weighted Average Number of Common Shares Outstanding - Basic	37,487,851	30,801,471
Weighted Average Number of Common Shares Outstanding - Diluted	38,320,307	30,851,058

11

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2019	2018

Net Income	$18,516	$16,636
Depreciation of rental real estate assets	7,643	5,654
Amortization of lease intangibles - in-place leases and leasing costs	2,157	2,085
Provision for impairment	416	-
(Gain) loss on sale of assets, net	(3,427)	(4,598)
Funds from Operations	$25,305	$19,777
Amortization of above (below) market lease intangibles, net	3,276	2,243
Core Funds from Operations	$28,581	$22,020
Straight-line accrued rent	(1,498)	(1,113)
Deferred tax expense (benefit)	(475)	-
Stock based compensation expense	913	692
Amortization of financing costs	156	166
Non-real estate depreciation	64	22
Adjusted Funds from Operations	$27,741	$21,787

Funds from Operations per common share - Basic	$0.67	$0.63
Funds from Operations per common share - Diluted	$0.65	$0.63

Core Funds from Operations per common share - Basic	$0.76	$0.71
Core Funds from Operations per common share - Diluted	$0.74	$0.71

Adjusted Funds from Operations per common share - Basic	$0.73	$0.70
Adjusted Funds from Operations per common share - Diluted	$0.72	$0.70

Weighted Average Number of Common Shares and Units Outstanding - Basic	37,835,470	31,149,090
Weighted Average Number of Common Shares and Units Outstanding - Diluted	38,667,926	31,198,677

Supplemental Information:
Scheduled principal repayments	$863	$820
Capitalized interest	90	144
Capitalized building improvements	34	34

Non-GAAP Financial Measures

Funds from Operations (“FFO or “Nareit FFO”)
FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations.

FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under GAAP and Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below- market lease intangibles, the utility of FFO as a financial performance measure can be diminished. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of the Company’s performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

12

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2019

Net Income	$18,516
Interest expense, net	7,558
Income tax (benefit) expense	(170)
Depreciation of rental real estate assets	7,643
Amortization of lease intangibles - in-place leases and leasing costs	2,157
Non-real estate depreciation	64
Provision for impairment	416
(Gain) loss on sale of assets, net	(3,427)
EBITDAre	$32,757

Run-Rate Impact of Investment and Disposition Activity	$1,657
Amortization of above (below) market lease intangibles, net	3,276
Other expense (income)	-
Recurring EBITDA	$37,690

Annualized Recurring EBITDA	$150,760

Total Debt	$775,200
Cash, cash equivalents and cash held in escrows	(25,349)
Net Debt	$749,851

Net Debt to Recurring EBITDA	5.0	x

Non-GAAP Financial Measures

EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt
The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.

Any differences are a result of rounding.

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Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2019	2018
Rental Income Source(1)
Minimum rents(2)	$38,722	$29,623
Percentage rents(2)	287	216
Operating cost reimbursement(2)	5,114	3,564
Straight-line rental adjustments(3)	1,498	1,120
Amortization of (above) below market lease intangibles(4)	(3,276)	(2,243)
Other(5)	3	46
Total Rental Income	$42,348	$32,326

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income and has reclassified prior periods for comparability.

(5) Represents amortization of tenant inducements and/or other adjustments required to recognize rental income in accordance with GAAP.

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